EXHIBIT 99.1

ORION GROUP HOLDINGS REPORTS

FOURTH QUARTER AND FULL YEAR 2024 RESULTS

HOUSTON – March 4, 2025 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported its financial results for the fourth quarter and full year ended December 31, 2024.

Highlights for the quarter ended December 31, 2024:

●Contract revenues increased 7.6% to $216.9 million versus the prior year period
●GAAP net income of $6.8 million or $0.17 per diluted share compared to a GAAP net loss of $4.4 million or a loss of $0.13 per diluted share year-over-year
●Adjusted net income of $6.4 million or $0.16 per diluted share versus Adjusted net income of $2.3 million or $0.07 per diluted share in the fourth quarter last year
●Adjusted EBITDA increased 15.3% to $17.1 million compared to the prior year period
●Cash flow from operations of $13.4 million
●Contracted backlog, including awards subsequent to quarter end, totaled $977.3 million

Highlights for the year ended December 31, 2024:

●Contract revenues increased 11.9% to $796.4 million versus the prior year
●GAAP net loss of $1.6 million or a loss of $0.05 per diluted share compared to a GAAP net loss of $17.9 million or a loss of $0.55 per diluted share last year
●Adjusted net income of $5.2 million or $0.15 per diluted share versus an Adjusted net loss of $10.1 million or a loss of $0.31 per diluted share last year
●Adjusted EBITDA increased 75.9% to $41.9 million compared to $23.8 million for the prior year
●Cash flow from operations of $12.7 million compared to $17.2 million for the prior year

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“2024 ended on a high note with our team delivering improved performance through the disciplined execution of our strategic objectives. We remain focused on smart, profitable revenue growth and better earnings. For the full year, revenue was up almost 12% to $796.4 million, gross profit improved 48% to $91 million, and Adjusted EBITDA increased 76%,” said Travis Boone, Chief Executive Officer of Orion Group Holdings.

“We did what we said we would do and we have built a cohesive organization that is focused on winning high-value, long-term projects with the right pricing to drive improved profitability. In Marine, our opportunity continues to be immense, and we have a growing pipeline in the Atlantic and Gulf regions as well as the Department of Defense work in the Pacific. Orion Concrete is a great turnaround story and our outstanding work is being recognized by Tier-one general contractors, who trust our team to deliver their projects successfully. With these partners, we are expanding both in scope and geography, ranging from 35 data centers in several states to Costco’s largest distribution center in Florida.”

“Through our high-quality work and commitment to safety, we have strengthened our reputation in our markets, and we are attracting new clients and partners, as well as deepening our longstanding relationships. Our recent contract awards reflect the value of building these strong and enduring relationships. So far in the first quarter of 2025, we have been successful in winning almost $250 million of new contract awards. We have a disciplined approach to winning projects that reflects our value.”

“In 2025, we are focused on continuing to make investments that will help us capture key opportunities within our pipeline, which now sits at approximately $16 billion. Given Marine’s longer lead times on large projects in our backlog, we expect 2025 revenue to be slightly higher than 2024 revenue. While strategically investing in future opportunities, we are focused on continued progress expanding margins in 2025 and building our backlog. We see 2026 as a year of transformational growth.”

Fourth Quarter 2024 Results

Contract revenues of $216.9 million increased $15.3 million or 7.6% from $201.6 million in the fourth quarter last year, primarily due to an increase in revenue in both the Marine and Concrete segments.

Gross profit increased to $30.3 million or 14.0% of revenue, up from $23.0 million or 11.4% of revenue in the fourth quarter of 2023. The increases in gross profit dollars and margin were primarily driven by improved performance of projects in both segments stemming from higher-quality projects and improved execution.

Selling, general and administrative (“SG&A”) expenses were $21.6 million, up from $17.2 million in the fourth quarter of 2023. As a percentage of total contract revenues, SG&A expenses increased to 9.9% from 8.5%. The increases in SG&A dollars and percentage reflect an increase in the fourth quarter of 2024 in compensation expense, business development spending and legal expenses.

Net income for the fourth quarter was $6.8 million ($0.17 per diluted share) compared to a net loss of $4.4 million ($0.13 per diluted share) in the fourth quarter of 2023.

Fourth quarter 2024 net income included $0.4 million ($0.01 diluted loss per share) of non-recurring items. Fourth quarter 2024 adjusted net income was $6.4 million ($0.16 diluted income per share).

EBITDA for the fourth quarter of 2024 was $14.9 million, resulting in a 6.9% EBITDA margin, as compared to EBITDA of $6.5 million, resulting in a 3.2% EBITDA margin for the fourth quarter last year. Adjusted EBITDA increased to $17.1 million, or a 7.9% Adjusted EBITDA margin. This compares to Adjusted EBITDA of $14.8 million, or 7.3% Adjusted EBITDA margin in the prior year period.

Backlog

Total backlog at December 31, 2024 was $729.1 million, compared to $690.5 million at September 30, 2024 and $762.2 million at December 31, 2023. Backlog for the Marine segment was $582.8 million at December 31, 2024, compared to $537.0 million at September 30, 2024 and $602.5 million at December 31, 2023. Backlog for the Concrete segment was $146.3 million at December 31, 2024, compared to $153.5 million at September 30, 2024 and $159.7 million at December 31, 2023.

Total backlog, including awards issued subsequent to quarter end, increased almost $100 million to $977 million as of the issuance of this release compared to total backlog, including awards issued subsequent to quarter end last year, of $883 million.

Balance Sheet Update

As of December 31, 2024, current assets were $269.3 million, including unrestricted cash and cash equivalents of $28.3 million. Total debt outstanding as of December 31, 2024 was $23.2 million. At the end of the quarter, the Company had no outstanding borrowings under its revolving credit facility.

On March 4, 2025, the Company executed Amendment No. 6 to the Loan Agreement with White Oak Commercial Finance, LLC and the Lenders party thereto. This amendment, among other things, (i) reduces term loan and revolver pricing by 50 basis-points, (ii) provides greater operational and administrative flexibility, including less restrictive financial covenants and (iii) extends the maturity date to May 15, 2028 resetting the prepayment and make-whole.

2025 Financial Guidance

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of March 4, 2025 and is subject to change. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.

For the full year 2025, Orion currently anticipates the following:

●	Revenue in the range of $800 million to $850 million
●	Adjusted EBITDA in the range of $42 million to $46 million
●	Adjusted EPS in the range of $0.11 to $0.17
●	Capital expenditures in the range of $25 million to $35 million

Conference Call Details

Orion Group Holdings will host a conference call to discuss the fourth quarter and full year 2024 financial results at 9:00 a.m. Eastern Time/8:00 a.m. Central Time on Wednesday, March 5, 2025. To participate, please call (844) 481-2994 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s projects ranges from three to nine months on shorter projects to multiple years on larger projects. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies that use similarly titled measures. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share should not be viewed as an equivalent financial measure to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. The Company believes these adjusted financial measures are a useful supplement to earnings/loss calculated in accordance with GAAP.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, guidance, outlook, assumptions, or goals. In particular, statements regarding our pipeline of opportunities, financial guidance and future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning financial guidance or future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt or maintain compliance with debt covenants, and including any estimates, guidance, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, ramp-up of contract activity and contract options, which may or may not be awarded in the future. Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2023 Annual Report on Form 10-K, filed on March 1, 2024 which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, and filings and press releases subsequent to such Annual Report on Form 10-K (including the Company’s 2024 Annual Report on Form 10-K once filed) for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contacts:

Financial Profiles, Inc.

Margaret Boyce 310-622-8247

orn@finprofiles.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
Contract revenues	216,880	201,594	796,394	711,778
Costs of contract revenues	186,603	178,627	705,234	650,115
Gross profit	30,277	22,967	91,160	61,663
Selling, general and administrative expenses	21,557	17,160	82,537	69,431
Amortization of intangible assets	—	44	—	427
Gain on disposal of assets, net	(912)	(540)	(2,898)	(8,455)
Intangible asset impairment loss	—	6,890	—	6,890
Operating income (loss)	9,632	(587)	11,521	(6,630)
Other (expense) income:
Other income	58	49	357	641
Interest income	110	13	207	103
Interest expense	(3,045)	(3,985)	(13,381)	(11,659)
Other expense, net	(2,877)	(3,923)	(12,817)	(10,915)
Income (loss) before income taxes	6,755	(4,510)	(1,296)	(17,545)
Income tax expense (benefit)	1	(145)	348	330
Net income (loss)	$6,754	$(4,365)	$(1,644)	$(17,875)

Basic income (loss) per share	$0.17	$(0.13)	$(0.05)	$(0.55)
Diluted income (loss) per share	$0.17	$(0.13)	$(0.05)	$(0.55)
Shares used to compute income (loss) per share:
Basic	38,930,587	32,528,213	34,783,256	32,346,992
Diluted	38,943,811	32,528,213	34,783,256	32,346,992

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands)

(Unaudited)

	Three months ended December 31,
	2024		2023
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$112,433	78.1%	$98,275	72.7%
Private sector	31,526	21.9%	36,888	27.3%
Marine segment total	$143,959	100.0%	$135,163	100.0%
Concrete segment
Public sector	$7,982	10.9%	$2,635	4.0%
Private sector	64,939	89.1%	63,796	96.0%
Concrete segment total	$72,921	100.0%	$66,431	100.0%
Total	$216,880		$201,594

Operating income (loss)
Marine segment	$7,165	5.0%	$4,257	3.1%
Concrete segment	2,467	3.4%	(4,844)	(7.3)%
Total	$9,632		$(587)

	Year ended December 31,
	2024		2023
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$403,428	77.4%	$292,088	73.8%
Private sector	117,822	22.6%	103,829	26.2%
Marine segment total	$521,250	100.0%	$395,917	100.0%
Concrete segment
Public sector	$28,193	10.2%	$20,297	6.4%
Private sector	246,951	89.8%	295,564	93.6%
Concrete segment total	$275,144	100.0%	$315,861	100.0%
Total	$796,394		$711,778

Operating income (loss)
Marine segment	$2,318	0.4%	$3,670	0.9%
Concrete segment	9,203	3.3%	(10,300)	(3.3)%
Total	$11,521		$(6,630)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$6,754	$(4,365)	$(1,644)	$(17,875)
Adjusting items and the tax effects:
Net gain on Port Lavaca South Yard property sale	—	—	—	(5,202)
Share-based compensation	1,079	209	4,009	2,042
ERP implementation	488	568	2,129	1,378
Severance	19	683	104	809
Intangible asset impairment loss	—	6,890	—	6,890
Process improvement initiatives	589	—	982	—
Tax rate of 23% applied to adjusting items (1)	(501)	(1,921)	(1,662)	(1,361)
Total adjusting items and the tax effects	1,674	6,429	5,562	4,556
Federal and state tax valuation allowances	(2,069)	277	1,275	3,238
Adjusted net income (loss)	$6,359	$2,341	$5,193	$(10,081)
Adjusted EPS	$0.16	$0.07	$0.15	$(0.31)

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$6,754	$(4,365)	$(1,644)	$(17,875)
Income tax expense (benefit)	1	(145)	348	330
Interest expense, net	2,935	3,972	13,174	11,556
Depreciation and amortization	5,207	6,996	22,765	23,878
EBITDA (1)	14,897	6,458	34,643	17,889
Share-based compensation	1,079	209	4,009	2,042
Net gain on Port Lavaca South Yard property sale	—	—	—	(5,202)
ERP implementation	488	568	2,129	1,378
Severance	19	683	104	809
Intangible asset impairment loss	—	6,890	—	6,890
Process improvement initiatives	589	—	982	—
Adjusted EBITDA(2)	$17,072	$14,808	$41,867	$23,806
Operating income margin	4.4%	(0.3)%	1.5%	(1.0)%
Impact of depreciation and amortization	2.5%	3.5%	2.9%	3.4%
Impact of share-based compensation	0.5%	0.1%	0.5%	0.3%
Impact of net gain on Port Lavaca South Yard property sale	—%	—%	—%	(0.7)%
Impact of ERP implementation	0.2%	0.3%	0.3%	0.2%
Impact of severance	—%	0.3%	—%	0.1%
Impact of intangible asset impairment loss	—%	3.4%	—%	1.0%
Impact of process improvement initiatives	0.3%	—%	0.1%	—%
Adjusted EBITDA margin(2)	7.9%	7.3%	5.3%	3.3%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, net gain on Port Lavaca South Yard property sale, ERP implementation, severance, intangible asset impairment loss and process improvement initiatives. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating income (loss)	7,165	4,257	2,467	(4,844)
Other income	25	49	33	—
Depreciation and amortization	4,288	5,801	919	1,195
EBITDA (1)	11,478	10,107	3,419	(3,649)
Share-based compensation	976	175	103	34
ERP implementation	325	352	163	216
Severance	19	683	—	—
Intangible asset impairment loss	—	—	—	6,890
Process Improvement initiatives	387	—	202	—
Adjusted EBITDA(2)	$13,185	$11,317	$3,887	$3,491
Operating income margin	5.0%	3.2%	3.4%	(7.3)%
Impact of other income	—%	—%	—%	—%
Impact of depreciation and amortization	3.0%	4.3%	1.3%	1.8%
Impact of share-based compensation	0.7%	0.1%	0.1%	0.1%
Impact of ERP implementation	0.2%	0.3%	0.2%	0.3%
Impact of severance	—%	0.5%	—%	—%
Impact of intangible asset impairment loss	—%	—%	—%	10.4%
Impact of process improvement initiatives	0.3%	—%	0.3%	—%
Adjusted EBITDA margin (2)	9.2%	8.4%	5.3%	5.3%

	Marine		Concrete
	Year ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating income (loss)	2,318	3,670	9,203	(10,300)
Other income	242	641	115	—
Depreciation and amortization	18,693	18,219	4,072	5,659
EBITDA (1)	21,253	22,530	13,390	(4,641)
Share-based compensation	3,711	1,958	298	84
Net gain on Port Lavaca South Yard property sale	—	(5,202)	—	—
ERP implementation	1,393	766	736	612
Severance	104	721	—	88
Intangible asset impairment loss	—	—	—	6,890
Process improvement initiatives	643	—	339	—
Adjusted EBITDA(2)	$27,104	$20,773	$14,763	$3,033
Operating income margin	0.5%	0.8%	3.4%	(3.3)%
Impact of other income	—%	0.2%	—%	—%
Impact of depreciation and amortization	3.6%	4.6%	1.5%	1.9%
Impact of share-based compensation	0.7%	0.5%	0.1%	—%
Impact of net gain on Port Lavaca South Yard property sale	—%	(1.3)%	—%	—%
Impact of ERP implementation	0.3%	0.2%	0.3%	0.2%
Impact of severance	—%	0.2%	—%	—%
Impact of intangible asset impairment loss	—%	—%	—%	2.2%
Impact of process improvement initiatives	0.1%	—%	0.1%	—%
Adjusted EBITDA margin (2)	5.2%	5.2%	5.4%	1.0%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation, net gain on Port Lavaca South Yard property sale, ERP implementation, severance, intangible asset impairment loss and process improvement initiatives. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$6,754	$(4,365)	$(1,644)	$(17,875)
Adjustments to remove non-cash and non-operating items	8,144	16,248	36,018	32,641
Cash flow from net income after adjusting for non-cash and non-operating items	14,898	11,883	34,374	14,766
Change in operating assets and liabilities (working capital)	(1,535)	33,796	(21,698)	2,412
Cash flows provided by operating activities	$13,363	$45,679	$12,676	$17,178
Cash flows (used in) provided by investing activities	$(2,760)	$(3,221)	$(11,482)	$2,170
Cash flows (used in) provided by financing activities	$(10,541)	$(15,401)	$(3,816)	$7,806

Capital expenditures (included in investing activities above)	$(3,447)	$(2,231)	$(14,091)	$(8,909)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Year ended December 31,
	2024	2023
Cash flows from operating activities
Net loss	$(1,644)	$(17,875)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,545	18,844
Amortization of ROU operating leases	9,960	6,763
Amortization of ROU finance leases	7,220	5,034
Write-off of debt issuance costs upon debt modification	—	119
Amortization of deferred debt issuance costs	2,015	1,616
Deferred income taxes	(27)	(103)
Stock-based compensation	4,009	2,042
Gain on disposal of assets, net	(2,898)	(8,455)
Intangible asset impairment loss	—	6,890
Allowance for credit losses	194	(109)
Change in operating assets and liabilities:
Accounts receivable	1,892	14,129
Income tax receivable	143	(224)
Inventory	(554)	(729)
Prepaid expenses and other	41	(55)
Contract assets	(2,885)	(37,619)
Accounts payable	16,018	(4,507)
Accrued liabilities	(10,920)	11,817
Operating lease liabilities	(8,662)	(6,807)
Income tax payable	(63)	48
Contract liabilities	(16,708)	26,359
Net cash provided by operating activities	12,676	17,178
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,609	11,079
Purchase of property and equipment	(14,091)	(8,909)
Net cash (used in) provided by investing activities	(11,482)	2,170
Cash flows from financing activities:
Borrowings on credit	72,589	106,958
Payments made on borrowings on credit	(73,067)	(104,431)
Payments on term loan	(15,000)	—
Proceeds from failed sale-leaseback arrangement	—	14,702
Payments on failed sale-leaseback arrangement	(5,855)	—
Proceeds from sale-leaseback financing	—	2,397
Loan costs from Credit Agreement and prior credit facility	(393)	(6,537)
Payments of finance lease liabilities	(8,929)	(4,791)
Proceeds from issuance of common stock	26,421	—
Payments related to tax withholding for share-based compensation	(479)	(492)
Exercises of stock options	897	—
Net cash (used in) provided by financing activities	(3,816)	7,806
Net change in cash, cash equivalents and restricted cash	(2,622)	27,154
Cash, cash equivalents and restricted cash at beginning of period	30,938	3,784
Cash, cash equivalents and restricted cash at end of period	$28,316	$30,938

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Information)

	December 31,	December 31,
	2024	2023
	(Unaudited)

Current assets:
Cash and cash equivalents	$28,316	$30,938
Accounts receivable:
Trade, net of allowance for credit losses of $555 and $361, respectively	106,304	101,229
Retainage	35,633	42,044
Income taxes receivable	483	626
Other current	3,127	3,864
Inventory	1,974	2,699
Contract assets	84,407	81,522
Prepaid expenses and other	9,084	8,894
Total current assets	269,328	271,816
Property and equipment, net of depreciation	86,098	87,834
Operating lease right-of-use assets, net of amortization	27,101	25,696
Financing lease right-of-use assets, net of amortization	25,806	23,602
Inventory, non-current	7,640	6,361
Deferred income tax asset	17	26
Other non-current	1,327	1,558
Total assets	$417,317	$416,893
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$426	$13,453
Accounts payable:
Trade	97,139	80,294
Retainage	1,310	2,527
Accrued liabilities	26,294	37,074
Income taxes payable	507	570
Contract liabilities	47,371	64,079
Current portion of operating lease liabilities	7,546	9,254
Current portion of financing lease liabilities	10,580	8,665
Total current liabilities	191,173	215,916
Long-term debt, net of debt issuance costs	22,751	23,740
Operating lease liabilities	20,837	16,632
Financing lease liabilities	11,346	13,746
Other long-term liabilities	20,503	25,320
Deferred income tax liability	28	64
Total liabilities	266,638	295,418
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 39,681,597 and 33,260,011 issued; 38,970,366 and 32,548,780 outstanding at December 31, 2024 and December 31, 2023, respectively	397	333
Treasury stock, 711,231 shares, at cost, as of December 31, 2024 and December 31, 2023, respectively	(6,540)	(6,540)
Additional paid-in capital	220,513	189,729
Retained loss	(63,691)	(62,047)
Total stockholders’ equity	150,679	121,475
Total liabilities and stockholders’ equity	$417,317	$416,893

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EBITDA Reconciliation

(In Thousands)

(Unaudited)

	Year Ending
	December 31, 2025
	Low	High
Net (loss) income	$(2,226)	$1,533
Income tax benefit	(291)	(50)
Interest expense, net	9,815	9,815
Depreciation and amortization	25,613	25,613
EBITDA (1)	32,911	36,911
Share-based compensation	7,604	7,604
ERP implementation	1,485	1,485
Adjusted EBITDA(2)	$42,000	$46,000

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for share-based compensation and ERP implementation.

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EPS Reconciliation

(In thousands except per share information)

(Unaudited)

	Year Ending
	December 31, 2025
	Low	High
Net (loss) income	$(2,226)	$1,533
Adjusting items and the tax effects:
Share-based compensation	7,604	7,604
ERP implementation	1,485	1,485
Tax rate of 23% applied to adjusting items (1)	(2,090)	(2,090)
Total adjusting items and the tax effects	6,999	6,999
Federal and state tax valuation allowances	(471)	(1,632)
Adjusted net (loss) income	$4,302	$6,900
Adjusted EPS	$0.11	$0.17

(1)	Items are taxed discretely using the Company's blended tax rate.